AMENDED ADMINISTRATION AGREEMENT

                                 March 6, 1990

Fairfield Group, Inc.
200 Gibraltar Road
Horsham, Pennsylvania 19044

Dear Sirs:

        CoreFunds, Inc. (formerly, Red Oak Cash Reserve Fund, Inc.), a Maryland corporation (the "Fund"), herewith amends and restates its Agreement with Fairfield Group, Inc. ("Fairfield") as follows:

        The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Articles of Incorporation and in its Prospectus as from time to time in effect, copies of which have been or will be submitted to Fairfield, together with resolutions of the Fund's Board of Directors. The Fund desires to employ Fairfield as its administrator, as follows:

1. Service as Administrator

        Subject to the direction and control of the Board of Directors of the Fund, Fairfield will assist in supervising all aspects of the Fund's operations except those performed by the Fund's investment adviser under the Investment Advisory Agreement, those performed by the Fund's custodian and transfer agent under the Custodian and Transfer Agency Agreements, and those performed by the Fund's distributor under the Distribution Agreement.

        Fairfield will maintain office facilities for the Fund (which may be in the offices of Fairfield or a corporate affiliate but shall be in such location as the Fund shall reasonably determine); furnish statistical and research data, clerical, accounting and bookkeeping services, and stationery and office supplies; prepare the Fund's periodic reports to the Securities and Exchange Commission on the forms prescribed by the Commission from time to time; compile data for, arrange for, but not pay for, the preparation and filing of all the Fund's federal and state tax returns and required tax filings other than those required to be made by the Fund's custodian and transfer agent; arrange for, but not pay for, the preparation of compliance filings pursuant to state securities laws with the advice of the Fund's counsel; assist

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preparation of its Annual and Semi-Annual Reports to shareholders and its
Registration Statements (on Form N-1A or any replacement therefor); compile data for, prepare, and file timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"); arrange for and bear the cost of processing by the Fund's distributor of share purchase and redemption orders; review and verify the pricing of portfolio securities and computation by the Transfer Agent of the Fund's net asset value and net income in accordance with the Fund's prospectus and resolutions of the Fund's Board of Directors; provide information to the Fund's other service providers relating to the performance of its services hereunder at such time or times and in such form or forms as the Fund may reasonably request; keep and maintain certain financial accounts and records of the Fund; and generally assist in all aspects of the Fund's operations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Fairfield hereby agrees that all records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Fairfield further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

2. Fees; Expenses; Expense Reimbursement

        In consideration of services rendered pursuant to this Agreement, the Fund will pay Fairfield on the first business day of each month a fee calculated at an annual rate of .25% of the Fund's average daily net assets. Net asset value shall be computed at least once a day. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

        For the purpose of determining fees payable to Fairfield, the value of the Fund's net assets shall be computed in the manner described in the Fund's Articles of Incorporation and Registration Statement as in effect from time to time.

        Fairfield will from time to time employ or associate with itself such person or persons as Fairfield may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be


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officers and employees who are employed by both Fairfield and the Fund. The compensation of such person or persons shall be paid by Fairfield and no obligation may be incurred on behalf of the Fund in such respect.

        Fairfield will bear all expenses in connection with the performance of its services under this Agreement. Other expenses to be incurred in the operation of the Fund including, if applicable, taxes, interest, any brokerage fees and commissions, fees of directors who are not officers, directors, or employees of Fairfield or the Fund's investment adviser or distributor, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of the custodian and transfer and dividend disbursing agent, certain insurance premiums, outside auditing and legal expenses, costs of compiling data for, preparing for execution and filing all of the Fund's Federal and State tax returns and required tax filings, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Fund, costs of shareholders' reports and corporate meetings, costs of obtaining market quotations for certain portfolio securities, costs of preparing State Blue Sky filings, and any extraordinary expenses will be borne by the Fund; provided, however, that the Fund will not bear, directly or indirectly the cost of any activity which is primarily intended to result in the distribution of shares of the Fund; and further provided, that if the total expenses borne by the Fund in any fiscal year of the Fund exceed any expense limitations imposed by applicable state securities laws or regulations, Fairfield will reimburse the Fund for a portion of such excess equal to the amount of such excess times the ratio of the fees otherwise payable to Fairfield hereunder to the aggregate fees otherwise payable to Fairfield hereunder and New Jersey National Bank pursuant to an Investment Advisory Agreement between it and the Fund. The obligation of Fairfield to reimburse the Fund hereunder is limited in any fiscal year of the Fund to the amount of Fairfield's fee hereunder for such fiscal year; provided, however, that notwithstanding the foregoing, Fairfield shall reimburse the Fund for such excess regardless of the fees paid to it to the extent that the securities laws or regulations of any state having jurisdiction over the Fund so require. Any such expense reimbursements will be estimated daily and reconciled and paid on a monthly basis.

3. Proprietary and Confidential Information

        Fairfield agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other


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information relative to the Fund and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fairfield may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4. Limitation of Liability

        Fairfield shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of Fairfield, who may be or become an officer, director, employee, or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with Fairfield's duties under this or any other agreement with the Fund), to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee, or agent or one under the control or direction of Fairfield even though paid by it.

5. Term

        This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided herein, shall continue automatically for successive annual periods ending on June 30 of each year, provided such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or (ii) by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of the Fund's directors who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by the Fund's Board of Directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or by Fairfield, on not less than sixty days' notice. This Agreement shall be governed by Pennsylvania law.


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        If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                            Very truly yours,

                                            COREFUNDS, INC.

                                            By: /s/ Francis J. Bruzda
                                                -------------------------------
                                                Francis J. Bruzda

Accepted:
FAIRFIELD GROUP, INC.

By: /s/ Richard B. Seidel
    ---------------------------
    Richard B. Seidel
    Authorized Officer